Consolidated American Rental
                             Insurance Company, Ltd
                            10324 South Dolfield Road
                             Owings Mills, MD 21117


To:  AIG Management, Inc.
     1700 Market Street
     Suite 2000
     Philadelphia, PA 19103


     We hereby establish this irrevocable Letter of Credit in favor of the aforesaid addressee ("Beneficiary") for drawings up to United States $1,000,000.00 (One Million Dollars) effective immediately. This Letter of Credit is issued, presentable and payable at our office at (issuing bank's address) and expires with our close of business on March 31,2001.

     The term "Beneficiary" includes any successor by operation of law of the named Beneficiary including, without limitation, any liquidator, rehabilitator, receiver or conservator.

     We hereby undertake to promptly honor your sight draft(s) drawn on us, indicating our Credit No.________, for all or any part of this Credit if presented at our office specified in paragraph one on or before the expiry dare or any automatically extended expiry date.

     Except as expressly stated herein, this undertaking is not subject to any agreement, condition or qualification. The obligation of (issuing bank) under this Letter of Credit is the individual obligation of (issuing bank), and is no way contingent upon reimbursement with respect thereto.

     It is a condition of this Letter of Credit that it is deemed to be automatically extended without amendment for one year from the expiry date hereof, or any future expiration date, unless at least 30 days prior to any expiration date we notify you by registered mail or overnight courier that we elect not to consider this Letter of Credit renewed for any such additional period.

     This Letter of Credit is subject to and governed by the Laws of the State of New York and the 1993 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (Publication 500) and, in the event of any conflict, the Laws of New York will control. If this Credit expires during an interruption of business as described in Article 17 of said Publication 500, the bank hereby specifically agrees to effect payment if this Credit is drawn against within 30 days after the resumption of business.


Very Truly Yours,


Approved  /s/ Ken Blum, Jr.
          -------------------------
          Ken Blum, Jr.